Exhibit 10.24.1

Reserve Report of Pinnacle Energy Services, LLC

March 12, 2013

Osage Exploration & Development

100 Park Ave, Suite 1040

Oklahoma City, OK 73102

Attn: Mr. Greg Franklin

RE:	Reserves & Economic Evaluation
Osage Exploration & Development
YE 2012 - SEC Pricing

Executive Summary

A reserves and economic evaluation has been performed on oil and gas assets of Osage Exploration and Development ('"Osage") as of January 1, 2013. Well names, owned and projected interests, and other well information are provided in the attached Exhibit A. Information used in the evaluation was provided by Osage and supplemented by data gathered from public sources. Summary results of this analysis are located below and details are presented in accompanying exhibits.

This evaluation was performed using SEC standards and 2012 SEC Pricing, and includes five (5) Proved Developed Producing (PDP) properties, three (3) Proved Developed NonProducing (PDNP) properties, nine (9) Proved Undeveloped (PUD) locations, ten (10) Probable Injection (SWD) locations, two hundred forty-one (241) Probable Undeveloped (PRB) locations, and one hundred twenty-nine (129) Possible Undeveloped (POSS) locations.

As presented in the accompanying summary projections, the net reserves and future net cash flows as of January 1, 2013 are as follows (Volumes in MBBLs and MMcf, Values in M$):

	#	Gross Rem'g Rsvs		Net Rem’g Rsvs		Net	Net	NPV
Osage	Props	Oil	Gas	Oil	Gas	Capital	Cashflow	Disc @ 10%
PDP	5	704	2,853	124	510	0	10,430	6,457
PDNP	3	499	2,068	71	293	359	5,807	3,619
PUD	9	1,485	6,104	169	696	4,605	10,366	4,743
Total Proved	17	2,688	11,025	364	1,499	4,964	26,603	14,819
SWD	10	0	0	0	0	2,118	-2,118	-1,959
PRB	241	39,765	163,444	2,824	11,609	76,810	172,933	60,647
POSS	129	21,285	87,486	1,591	6,541	43,279	97,447	29,395
Total Non-Proved	380	61,050	250,930	4,415	18,150	122,207	268,262	88,083
Grand Total	397	63,738	261,955	4,779	19,649	127,171	294,865	102,902

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave. Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax: 405-843-4700           www.PinnacleEnergy.com

Pricing

Per SEC rules as of January 1, 2010, the SEC pricing is calculated by averaging the first-of-the-month oil and gas pricing for the calendar year being evaluated. For 2012, the average oil and gas NYMEX Price is 94.71 $/BBl for oil (WTI Spot) and 2.757 $/MMBTU for natural gas (Henry Hub). Both prices were held constant.

Based on an evaluation of actual prices received by Osage, differentials to the SEC NYMEX prices were applied. The calculated oil price differential was -$0.14/BBL. In order to account for the NGL value, the NGL revenue was added to the gas revenue and divided by the gas sales volume to get an equivalent gas price. This equivalent gas price was then compared to Henry Hub NYMEX gas price. The average price differential for this equivalent gas price was +60.4%.

Interests

Interest information was provided by Osage for each property and undeveloped location, indicating working and net revenue interests. These interests are shown in the attached Exhibit A.

Taxes

As provided by statute, the severance tax for all horizontal wells is 1% for the first 48 months of production, and 7.095% thereafter.

Expenses

Operating expenses were estimated to be $4000/well per month plus $4.00/barrel of oil produced plus $.10/barrel of water produced. These expenses were based on experience in other Mississippian horizontal development projects and compared to the limited LOE information provided by Osage.

Capital expenditures were provided by Osage. These costs were based on current actual area drilling and completion costs. These costs were reviewed and are considered reasonable for the work projected.

Property Descriptions and Reserve Estimates

All properties are horizontal Mississippian wells except the McPhail 1-19H, which is a horizontal Woodford completion.

Five wells were on production as of December 31, 2012. Remaining reserves for these properties were determined by decline curve analysis. Production plots for each well showing historical production and forecasts are included in the attachments.

Two wells, McPhail 1-19H and McPhail 2-18H, were drilled and completed but not yet on production as of year-end 2012. Also, the Chambers 1-5H had been drilled but not yet completed. These three wells were classified as Proved Developed Non-Producing.

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave. Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax: 405-843-4700           www.PinnacleEnergy.com

Nine Proved Undeveloped (PUD) locations were identified. These PUDs are all direct east or west offsets to currently producing Mississippian horizontal wells.

Gross reserves for all non-producing properties (PDNP, PUD, PRB, and POSS) were estimated to be 165 MBO and 678 MMCF per well. This was the average of the current PDP wells, and also compares favorably to estimates by other operators in the play. Type-well economics and production plot are included in the attachments.

Future Development and Timing

The acreage map dated February 13, 2013 provided by Osage showed that Osage had an interest in 129 sections. The drilling schedule dated February 8, 2013 provided by Osage showed that Slawson Exploration would be the operator of 70 sections, leaving 59 sections being operated by other companies.

The first two wells in each section were considered Probable (PRB) taking into account the wells already in the proved categories above. A third well in each section was considered Possible (POSS).

The drilling schedule provided by Osage listed specific locations and proposed spud dates through February 2015. These specifics were used in the evaluation with either the well name or location as the case name. The remaining additional Slawson-operated wells were timed as if the two rigs continued drilling wells at 30-day intervals after February 2015. These cases are named OP RIG x {Well#x}.

One non-operated rig was assumed to begin in March 2013 with a second non-operated rig beginning in January 2014. These cases are named NON-OP RIG x {Well #x}.

It was also assumed that 10 SWD wells would be drilled in 2013 and 2014 to handle the produced water.

Reserves

Remaining recoverable reserves are those quantities of petroleum that are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty depending primarily on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty is conveyed by classifying reserves as Proved (highly certain) or Non-Proved (less certain). The estimated reserves and revenues shown in this report were determined for Proved Developed Producing (PDP), Proved Developed Non-Producing (PDNP), and Proven Undeveloped (PUD) reserve categories, as well as Probable (Prob) and Possible (Poss) Non-Proven reserve categories.

By definition, PDP generally refers to existing producing properties, while PDNP refers to the additional reserves from behind pipe (BP) intervals, activities to increase production or reserves from existing completions, or wells which have been tested and are awaiting sales. PUD refers to development drilling locations with definable reserves using offset well and reservoir parameters. For PNP and PUD, the activity or targeted zones must known to produce commercial hydrocarbons in quantifiable volumes and rates and reserves can be reasonably accurately estimated based on analogies and available geological and engineering information.

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave. Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax: 405-843-4700           www.PinnacleEnergy.com

Non-Proven Probable and Possible reserves appear to have engineering and geologic merit and have been determined to have over 50% (Probable) or less than 50% (Possible) likelihood to be commercially productive, but lack some aspect by definition to be considered proven, such as proximity to commercial production, production methods not proven for a certain geological or production application, or other geological or engineering deficiency.

Accuracy of production forecasts generally depends on the amount of historical data production and pressure available and the majority the producing wells reviewed in this evaluation had sufficient historical data to forecast future production with confidence. Those with limited production or pressure data history were forecasted by reviewing analogy well and test data and applying this knowledge to the available well information.

Future Cashflow

Future cash flow being reported is after deducting state production taxes and ad valorem taxes, but prior to deducting federal income taxes. The future net cash flow has been discounted at an annual rate of 10 percent to determine its present worth. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

General

The reserves and values included in this report are estimates only and should not be construed as being exact quantities. The reserve estimates were arrived at by using accepted engineering practices and were primarily based on historical rate decline analysis for existing producers. As additional pressure and production performance data becomes available, reserve estimates may increase or decrease in the future. The revenue from such reserves and the actual costs related may be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the prices actually received for the reserves included in this report and the costs incurred in recovering such reserves may vary from the price and cost assumptions referenced. Therefore, in all cases, estimates of reserves may increase or decrease as a result of future operations.

In evaluating the information available for this analysis, items excluded from consideration were all matters as to which legal or accounting, rather than engineering interpretation, may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering data and such conclusions necessarily represent only informed professional judgments. The titles to the properties have not been examined nor has the actual degree or type of interest owned been independently confirmed. A field inspection of the properties is not usually considered necessary for the purpose of this report.

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave. Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax: 405-843-4700           www.PinnacleEnergy.com

Information included in this report includes the graphical decline curves for individual wells, projected production and cash flow economic results, one-line economic result summaries for each well, and miscellaneous individual well information. Additional information reviewed will be retained and is available for review at any time. Pinnacle Energy Services, L.L.C. can take no responsibility for the accuracy of the data used in the analysis, whether gathered from public sources or otherwise.

Pinnacle Energy Services, LLC

/s/ Richard J. Morrow

Richard J. Morrow, P.E.

Petroleum Engineer

Disclaimer: Pinnacle Energy Services, L.L.C. nor any of its subsidiaries, affiliates, officers, directors, shareholders, employees, consultants, advisors, agents, or representatives make any representation or warranty, express or implied, in connection with any of the information made available herein, including, but not limited to, the past, present or future value of the anticipated reserves, cash flows, income, costs, expense, liabilities and profits, if any, to be derived from the properties described herein. All statements, estimates, projections and implications as to future operations are based upon best judgments of Pinnacle Energy Services; however, there is no assurance that such statements, estimates, projections or implications will prove to be accurate. Accordingly, any company, or other party receiving such information will rely solely upon its own independent examination and assessment of said information. Neither Pinnacle Energy Services nor any of its subsidiaries, affiliates, officers, directors, shareholders, employees, consultants, advisors, agents, or representatives shall have any liability to any party receiving the information herein, nor to any affiliate, partner, member, officer, director, shareholder, employee, consultant, advisor, agent or representative of such party from any use of such information. The property description and other information attached hereto are for the sole, confidential use of the person to whom this copy has been made available. It may not be disseminated or reproduced in any matter whatsoever, whether in full or in part, without the prior written consent of Pinnacle Energy Services, L.L.C. This evaluation and all descriptions and other information attached hereto are for information purposes only and do not constitute an evaluation of or offer to sell or a solicitation of an offer to buy any securities.

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave. Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax: 405-843-4700           www.PinnacleEnergy.com